                      PRELIMINARY PROOF - JANUARY 8, 1998
                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             THE CHUBB CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      LOGO

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of The Chubb Corporation will be held at 15 Mountain View Road, Warren, New Jersey on April 28, 1998 at 11:00 A.M., local time, for the following purposes:

          1. To elect 15 Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and shall qualify.

          2.  To approve the selection of independent auditors for the year
     1998.

          3. To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on March 9, 1998 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                      By order of the Board of Directors,

                                            HENRY G. GULICK
                                                 Vice President and Secretary
Dated:  March 17, 1998

--------------------------------------------------------------------------------

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE FILL IN, SIGN, DATE AND RETURN THE PROXY SUBMITTED HEREWITH, IN THE ENCLOSED ADDRESSED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                                      LOGO

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                                PROXY STATEMENT

                               ------------------

                                                                  March 17, 1998

     The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of The Chubb Corporation to be voted at the Annual Meeting of Shareholders on April 28, 1998 and at any adjournment thereof. The Proxy may be revoked by appropriate written notice at any time before it is exercised. See "Voting, Solicitation of Proxies and Shareholder Proposals."

     A copy of the Corporation's Annual Report to Shareholders for 1997 accompanies this Proxy Statement and Proxy which are first being mailed to Shareholders on March 17, 1998.

     As of March 9, 1998, the record date for the determination of Shareholders entitled to vote at the Annual Meeting, 168,518,126 shares of Common Stock of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting.

     THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY RECORD HOLDER OR BENEFICIAL OWNER OF ITS COMMON STOCK ON SUCH RECORD DATE, UPON RECEIPT OF A WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE CHUBB CORPORATION TO THE ATTENTION OF HENRY G. GULICK, VICE PRESIDENT AND SECRETARY, 15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615.

     The Corporation is a holding company with subsidiaries principally engaged in the businesses of property and casualty insurance and real estate. Its principal subsidiaries are Federal Insurance Company ("Federal"), Pacific Indemnity Company ("Pacific"), Vigilant Insurance Company ("Vigilant"), Great Northern Insurance Company ("Great Northern"), Chubb Insurance Company of Canada ("Chubb Canada"), Chubb Insurance Company of Australia, Limited, Chubb Insurance Company of Europe, S.A. and Bellemead Development Corporation ("Bellemead").

                             ELECTION OF DIRECTORS

     The following persons have been nominated by the Board of Directors to serve as Directors until the next Annual Meeting of Shareholders and until their respective successors shall be elected and shall qualify. All of the nominees were elected as members of the Board of Directors at the 1997 Annual Meeting except James M. Cornelius and James M. Zimmerman who were elected Directors by the Board of Directors at its regular meeting on March 6, 1998. Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the number of Directors to be elected at 15. In the event that any of the nominees should be unable or unwilling to serve as a Director, it is intended that the Proxy will be voted for such person, if any, as shall be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a Director.

                             NOMINEES FOR DIRECTOR

NAME AGE(1)
----------------------------------------------------------------
John C. Beck 66
         Senior Member, Beck, Mack & Oliver LLC, an investment
          counselling firm. Mr. Beck has been associated with
          Beck, Mack & Oliver since 1958 and first became a
          partner in 1962. He first became a Director of the
          Corporation in 1988. Mr. Beck is also a Director of
          Russell Reynolds Associates, Inc.
Sheila P. Burke 47
         Executive Dean and Lecturer in Public Policy of the
          John F. Kennedy School of Government, Harvard
          University. For the ten years prior to her appointment
          as Executive Dean in 1996, Ms. Burke served as Chief
          of Staff to the United States Senate Majority Leader
          Bob Dole. Ms. Burke first became a Director of the
          Corporation in 1997. She serves on the Board of
          Directors of Picker Institute, Boston, MA and
          Wellpoint Health Networks Inc. She is a Trustee of
          Marymount University, Arlington, VA and the University
          of San Francisco and a Member of the Commission on
          Women's Health Commonwealth Foundation and the Kaiser
          Foundation Commission on Medicaid and the Uninsured.
James I. Cash, Jr. 50
         The James E. Robison Professor of Business
          Administration, Harvard University. Professor Cash has
          been a member of the Harvard Business School faculty
          since 1976. Professor Cash first became a Director of
          the Corporation in 1996. He is also a Director of
          Cambridge Technology Partners, Inc., General Electric
          Company, Knight-Ridder, Inc., State Street
          Corporation, The Tandy Corporation and WinStar
          Communications, Inc. He is a Trustee of the
          Massachusetts Computer Software Council and
          Massachusetts General Hospital. Professor Cash is also
          an overseer for the Boston Museum of Science and The
          Gardner Museum.
Percy Chubb, III 63
         Former Vice Chairman of the Corporation. Mr. Chubb
          retired as an officer of the Corporation and employee
          on February 1, 1997. He continues to serve as a
          consultant. Prior to his retirement he had served as
          Vice Chairman since June 1986. Prior to his election
          as Vice Chairman, Mr. Chubb had been an Executive Vice
          President since 1981. He had also served as Vice
          Chairman of Bellemead, a Senior Vice President of
          Federal and Chairman of Chubb Canada. Mr. Chubb had
          been associated with Chubb & Son since 1958. He first
          became a Director of the Corporation in 1978.
Joel J. Cohen 60
         Managing Director, Investment Banking Department, and
          Director, Mergers and Acquisitions, Donaldson, Lufkin
          & Jenrette Securities Corporation since October 1989.
          Mr. Cohen was a consultant from February 1988 until
          October 1989. Mr. Cohen had been General Counsel:
          Presidential Task Force on Market Mechanisms from
          November 1987 through January 1988 and a Partner of
          Davis Polk & Wardwell, attorneys, until September
          1987. He had been associated with Davis Polk &
          Wardwell from 1963 until September 1987 and became a
          Partner in 1969. He first became a Director of the
          Corporation in 1984. Mr. Cohen is also a Director of
          Maersk, Inc.
James M. Cornelius 54
         Chairman, Guidant Corporation. Mr. Cornelius has been
          associated with Guidant Corporation since 1994. From
          1986 to 1994 he was Vice President of Finance and
          Chief Financial Officer of Eli Lilly and Company. In
          September 1994, he was elected Chairman of the Board
          of Directors of Guidant Corporation. Mr. Cornelius is
          currently a Director of Guidant Corporation and Lilly
          Industries and he serves as a Trustee of the Indiana
          Repertoire Theater, Indianapolis Art Museum and the
          University of Indianapolis. Mr. Cornelius was elected
          a Director of the Corporation by the Board of
          Directors on March 6, 1998.
David H. Hoag 58
         Chairman and Chief Executive Officer, The LTV
          Corporation since January 1991 and President and Chief
          Executive Officer of LTV Steel Company from 1983 until
          1990. He continues as Chief Executive Officer of LTV
          Steel Company. Mr. Hoag has been associated with The
          LTV Corporation since 1960. He first became a Director
          of the Corporation in 1994. Mr. Hoag is also a
          Director of Karrington Health Inc., The LTV
          Corporation and Lubrizol Corporation.

NAME AGE(1)
----------------------------------------------------------------
Thomas C. MacAvoy 70
         Professor of Business Administration, Darden Graduate
          School of Business Administration, University of
          Virginia since 1988. He is a former Vice Chairman and
          Director of Corning, Inc. Mr. MacAvoy had been
          associated with Corning, Inc. from 1957 until his
          retirement in 1987. He first became a Director of the
          Corporation in 1981. Mr. MacAvoy is also a Director of
          Quaker Oats Company.
Dean R. O'Hare 55
         Chairman and Chief Executive Officer of the Corporation
          since September 1996. Prior to September 1996, Mr.
          O'Hare had been Chairman, President and Chief
          Executive Officer of the Corporation since January
          1995. Prior to January 1995, Mr. O'Hare had been
          Chairman and Chief Executive Officer since June 1988.
          Mr. O'Hare had been President from 1986 until 1988, an
          Executive Vice President since 1985 and a Senior Vice
          President since 1979. He is Chairman and President of
          Federal, Vigilant and Great Northern, and Chairman of
          Bellemead, Pacific and Chubb & Son, a division of
          Federal Insurance Company ("Chubb & Son"). Mr. O'Hare
          has been associated with Chubb since 1963. He first
          became a Director of the Corporation in 1984. Mr.
          O'Hare is also a Director of the Fluor Corporation.
Warren B. Rudman 67
         Partner, Paul, Weiss, Rifkind, Wharton & Garrison,
          attorneys, since January 1993. Prior to January 1993,
          Senator Rudman had been a United States Senator from
          New Hampshire since 1980. Senator Rudman first became
          a Director of the Corporation in 1993. He is also a
          Director of Allied Waste, Collins & Aikman, Prime
          Succession and Raytheon Company and a Director of
          eighteen funds in the Dreyfus Family of Mutual Funds.
          Senator Rudman is also Chairman of the President's
          Foreign Intelligence Advisory Board, Co-Chairman of
          the Concord Coalition and serves on the Senior
          Advisory Board of the Institute of Politics of the
          John F. Kennedy School of Government at Harvard
          University.
Sir David G. Scholey, CBE 62
         Senior Advisor, SBC Warburg Dillon Read since September
          1997. Prior to September 1997, Sir David had been
          Chairman of the International Advisory Council, Swiss
          Bank Corporation since November 1995. He had been
          Chairman of SBC Warburg, the investment banking
          division of Swiss Bank Corporation, from February 1995
          until November 1995. Prior to February 1995, Sir David
          had been Executive Chairman of S.G. Warburg Group plc
          since 1984. He first became a Director of the
          Corporation in 1991. Sir David is also a Governor of
          the British Broadcasting Corporation and a Director of
          J Sainsbury plc and The Vodafone Group plc. He is also
          a Trustee of the Glyndebourne Arts Trust and a Trustee
          of The National Portrait Gallery.
Raymond G.H. Seitz 57
         Vice Chairman, Lehman Bros. International (Europe)
          since April 1995. Ambassador Seitz had been a
          Professional Writer since May 1994, following his
          retirement as Ambassador of the United States of
          America to the Court of St. James's. Previously he was
          Assistant Secretary of State for European and Canadian
          Affairs from 1989 to 1991. Ambassador Seitz had served
          in the United States Foreign Service since 1966
          wherein he held many positions in the U.S. and abroad.
          He first became a Director of the Corporation in 1994.
          Ambassador Seitz is also a Director of British Airways
          plc, Cable & Wireless Co. plc, The General Electric
          Company plc, Hong Kong Telecommunications, Rio Tinto
          and Shandwick plc. He is a Trustee of the National
          Gallery, the Royal Academy and the World Monument Fund
          and a member of the Advisory Board of Stanford
          University.
Lawrence M. Small 56
         President and Chief Operating Officer, Fannie Mae since
          September 1991. Prior to September 1991, when Mr.
          Small joined Fannie Mae, he had served as Vice
          Chairman and Chairman of the Executive Committee,
          Citicorp and Citibank, N.A. since January 1990. Prior
          to assuming that position, Mr. Small had been Sector
          Executive since 1985, responsible for Citicorp's and
          Citibank's Institutional Bank. He had been associated
          with Citibank since 1964. He first became a Director
          of the Corporation in 1989. Mr. Small is also a
          Director of Fannie Mae, Marriott International, Inc.,
          the National Building Museum and the New York City's
          Spanish Repertory Theatre. He also serves as Chairman
          of the Financial Advisory Committee of Trans-Resources
          International. He is a Trustee of Morehouse College,
          the New York University Health System and the New York
          University Hospitals Center, a Trustee-Emeritus of
          Brown University and a member of the U.S. Holocaust
          Memorial Council.

NAME AGE(1)
----------------------------------------------------------------
Richard D. Wood 71
         Former Chairman of the Board, Eli Lilly and Company
          from 1973 until his retirement in June 1993. Mr. Wood
          also served as President and Chief Executive Officer
          until November 1991. Eli Lilly and Company is a
          research-based pharmaceutical company and a global
          leader in the pharmaceutical industry. Mr. Wood had
          been associated with Eli Lilly and Company since 1950.
          He first became a Director of the Corporation in 1990.
          Mr. Wood is a retired Director of Amoco Corporation,
          The Chase Manhattan Corporation and Dow Jones &
          Company, Inc. He is Vice Chairman of the Advisory
          Board of CID Equity Partners and is also a Trustee of
          DePauw University and is Chairman of the Indianapolis
          Museum of Art. He is a Director of the Indiana State
          Symphony Society.

James M. Zimmerman 54
         Chairman and Chief Executive Officer of Federated
          Department Stores, Inc. He has been associated with Federated Department Stores, Inc. since 1965. Mr.
          Zimmerman was elected to his present position in May
          1997. Prior to that he had been President and Chief
          Operating Officer since March 1988. He was first elected a Director of the Corporation by the Board of Directors on March 6, 1998.

------------------
(1) As of April 28, 1998.

BENEFICIAL SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
     The following table lists Chubb stock-based holdings, including the beneficial ownership of the Corporation's Common Stock by Directors, the Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer and Directors and executive officers as a group, in accordance with the definitions adopted by the Securities and Exchange Commission under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"). No Director or officer beneficially owns as much as one half of 1% of the outstanding Common Stock, except for Mr. Chubb, whose beneficial ownership reflected in the table is .75%.

                                          NUMBER OF SHARES OF
                                             COMMON STOCK
                                          BENEFICIALLY OWNED
                  NAME                     MARCH 9, 1998(1)     DEFERRAL PLAN(2)     TOTAL
                  ----                    -------------------   ----------------     -----
John C. Beck............................          90,640             11,747          102,387(3)(22)
Sheila P. Burke.........................           4,100                 --            4,100(4)
James I. Cash, Jr. .....................           8,200                 --            8,200(5)
Percy Chubb, III........................       1,279,130                 --        1,279,130(6)(22)
Joel J. Cohen...........................          40,900              9,434           50,334(7)
James M. Cornelius......................           1,000                 --            1,000
David H. Hoag...........................          13,000              2,545           15,545(8)
Thomas C. MacAvoy.......................          24,900                288           25,188(9)
Dean R. O'Hare..........................         395,205                 --          395,205(10)(20)(22)
Warren B. Rudman........................          20,200                873           21,073(11)
Sir David G. Scholey, CBE...............          25,000              1,126           26,126(12)(22)
Raymond G. H. Seitz.....................          12,200                596           12,796(13)
Lawrence M. Small ......................          52,000              2,116           54,116(14)(22)
Richard D. Wood.........................          29,035              5,454           34,489(15)
James M. Zimmerman......................             100                 --              100
Robert P. Crawford, Jr. ................         151,389                 --          151,389(16)(20)
John J. Degnan..........................         101,705                 --          101,705(17)(20)(22)
David B. Kelso..........................          26,846                 --           26,846(18)(20)
Michael O'Reilly........................         122,360                 --          122,360(19)(20)(22)
Directors and Executive Officers as a
  group ................................       3,042,764                 --        3,042,764(21)(22)

---------------

      (1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

      (2) Includes compensation allocated to the Market Value Account of the Deferred Compensation Plan for Non-Employee Directors (See "Directors' Compensation" on page 8). The value of units allocated to this account is based upon the market value of the Corporation's Common Stock.

      (3) Includes 49,640 shares held in accounts managed by Beck, Mack & Oliver LLC, for which Mr. Beck disclaims beneficial ownership, 1,000 shares held in a trust for Mr. Beck's benefit and 36,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (4) Includes 4,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

      (5) Includes 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (6) Includes 19,084 shares owned by a member of Mr. Chubb's family who lives in his home, 1,404 shares held in trusts of which a member of Mr. Chubb's family who lives in his home is trustee, 1,017,474 shares owned by the Victoria Foundation Inc., of which Mr. Chubb is President and one of thirteen trustees, 64,464 shares which Mr. Chubb has a right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 4,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996). Mr. Chubb disclaims beneficial ownership of 1,037,962 of such shares.

      (7) Includes 32,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (8) Includes 12,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (9) Includes 18,253 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (10) Includes 4,647 shares held by a family limited partnership of which Mr. O'Hare disclaims beneficial ownership of 4,127 of such shares, 256,076 shares which Mr. O'Hare has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 473 shares which Mr. O'Hare has the right to purchase within 60 days under the Stock Purchase Plan (1989).

     (11) Includes 20,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (12) Includes 100 shares owned by a member of Sir David Scholey's family who lives in his home, of which Sir David disclaims beneficial ownership, and 24,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (13) Includes 12,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (14) Includes 200 shares held by Mr. Small as Custodian for his daughter who lives in his home, 3,000 shares held in a trust of which Mr. Small is a trustee and 32,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors. Mr. Small disclaims beneficial ownership of 3,200 of such shares.

     (15) Includes 35 shares held by Mr. Wood under the Corporation's Dividend Reinvestment Plan and 28,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (16) Includes 106,947 shares which Mr. Crawford has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans. Mr. Crawford retired as an executive officer of the Corporation on December 31, 1997.

     (17) Includes 432 shares held by members of Mr. Degnan's family who live in his home, 83,680 shares which Mr. Degnan has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans, 350 shares which Mr. Degnan has the right to purchase within 60 days under the Stock Purchase Plan (1989) and 3,317 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates. Mr. Degnan disclaims beneficial ownership of 432 of such shares.

     (18) Includes 23,001 shares which Mr. Kelso has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plan
(1996).

     (19) Includes 627 shares held by a member of Mr. O'Reilly's family who lives in his home, 90,465 shares which Mr. O'Reilly has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 473 shares which Mr. O'Reilly has the right to purchase within 60 days under the Stock Purchase Plan (1989). Mr. O'Reilly disclaims beneficial ownership of 627 of such shares.

     (20) Includes 1,983, 1,555, 239, 2,388 and 2,395 shares which were allocated to Messrs. Crawford, Degnan, Kelso, O'Hare, and O'Reilly, respectively, pursuant to The Chubb Corporation Employee Stock Ownership Plan (the "ESOP").

     (21) Includes 900 shares held by Mrs. Michelson, a Director not standing for re-election, in a trust for her benefit and 40,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (22) Such shares include the shares reflected above as to which Messrs. Beck, Chubb, Degnan, O'Hare, O'Reilly, Scholey and Small disclaim beneficial ownership, 21,584 shares which executive officers other than those listed in the table above disclaim beneficial ownership, 26,094 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP, 425,383 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the Stock Option Plan (1984) and The Chubb Corporation Long-Term Stock Incentive Plans, 2,092 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the

Stock Purchase Plan (1989) and 1,000 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates which are beneficially owned by one executive officer other than those listed in the table above. All Directors and executive officers as a group own 1.8% of the outstanding Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by Securities and Exchange Commission rules, the Corporation notes that during 1997, Donn H. Norton, an Executive Vice President, was late in reporting two sales of Common Stock on February 11, 1997 for 6,228 and 706 shares. The sales were reported on a Form 4 on April 8, 1997.

CERTAIN SHAREHOLDERS

     As of March 9, 1998, the Royal & Sun Alliance Insurance Group plc ("Royal & Sun Alliance") at 1 Bartholomew Lane, London, EC2N 2AB, England held 9,023,916 shares of Common Stock of the Corporation (approximately 5.4% of the outstanding Common Stock at March 9, 1998). Royal & Sun Alliance has reported that it holds such shares for the purpose of investment.

     The Board of Directors knows of no other beneficial owner of five percent or more of the Corporation's Common Stock nor does it know of any arrangement which may at a subsequent date result in a change in control of the Corporation. See "Transactions with Certain Shareholders."

AUDIT, ORGANIZATION & COMPENSATION AND NOMINATING COMMITTEES

     The Board of Directors has, among other Committees, an Audit Committee, an Organization & Compensation Committee and a Nominating Committee.

     The Audit Committee is composed of Messrs. Cohen (Chairman), Cash, Hoag, Seitz, and Wood and Ms. Burke and Mrs. Michelson, a Director not standing for re-election. No officer of the Corporation or of any of its subsidiaries may serve on the Audit Committee. In 1997, the Committee met four times. The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Corporation and, to the extent the Committee deems appropriate, of the Corporation's subsidiaries; meeting with the Corporation's independent auditors to review their reports on their audits of the Corporation's accounts, their comments on the internal accounting controls and internal audit procedures of the Corporation and the action taken by management with regard to such comments; and recommending annually to the Board of Directors the appointment of the Corporation's independent auditors. The Committee has the power at its discretion to order interim and surprise audits and to perform such other duties as may be assigned to it from time to time by the Board of Directors.

     The Organization & Compensation Committee is composed of Messrs. Small (Chairman), Hoag, Rudman and Wood and Mrs. Michelson, a Director not standing for re-election. Robert V. Lindsay, a Director who retired effective December 31, 1997, was a member of the Committee prior to his retirement. No officer of the Corporation or any of its subsidiaries may serve on the Organization & Compensation Committee. In 1997, the Committee met six times. The Committee monitors the performance and oversees the promotion of the senior executive officers of the Corporation and its principal operating subsidiaries and periodically consults with the Chief Executive Officer and other members of senior management regarding the development of qualified replacements to succeed key executives and other aspects of succession planning. The Committee determines overall compensation policy for senior management of the Corporation, recommending to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate. Any action to be taken with regard to the salary of any employee of the Corporation or any of its subsidiaries, which is in excess of certain amounts, is subject to ratification by the Committee. In addition, the Committee performs administrative functions pursuant to The Chubb Corporation Director's Charitable Award Program, The Chubb Corporation Long-Term Stock Incentive Plan (1992), The Chubb Corporation Long-Term Stock Incentive Plan (1996) (the "Long-Term Stock Incentive Plans"), the Annual Incentive Compensation Plan (1996) (the "Annual Incentive Compensation Plan"), The Profit Sharing Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (1987) (the "Profit Sharing Plan (1987)"), The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan, the Stock Purchase Plan (1989) of The Chubb Corporation (the "Stock Purchase Plan (1989)") and The Chubb Corporation Stock Option Plan (1984) (the "Stock Option Plan (1984)") and ratifies certain awards made pursuant to incentive or bonus plans of subsidiaries of the Corporation.

     The Nominating Committee is composed of Mrs. Michelson (Chairperson), a Director not standing for re-election, and Messrs. Cohen, Hoag and Rudman. The Committee seeks out, evaluates and recommends qualified nominees for election as Directors, considers Director performance before recommending re-election and makes recommendations concerning the size and composition of the Board. In 1997, the Committee met two times. The Committee will consider Shareholder recommendations for Director nominees upon receipt of appropriate biographical information and confirmation of the proposed nominee's bona fide intent to serve on the Board of Directors if nominated and elected. For additional information on this process, Shareholders should write to Henry G. Gulick, Vice President and Secretary, The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

DIRECTORS' ATTENDANCE

     In fiscal year 1997, there were four meetings of the Board of Directors of the Corporation. All of the incumbent Directors attended 75% or more of the aggregate of their respective Board and Committee meetings, except David G. Scholey.

DIRECTORS' COMPENSATION

     All Directors of the Corporation are also directors of Federal. Certain of the Corporation's Directors are also directors of other subsidiaries of the Corporation. It is the practice of the Corporation's Board of Directors to hold concurrent meetings with the Board of Directors of Federal.

     Each Director receives an annual stipend in the amount of $35,000, all of which is paid by the Corporation. In addition, a meeting fee of $1,500 is paid to Directors for each meeting of the Board of Directors attended. Directors receive a fee of $1,500 for each Committee meeting attended. In those instances where the Boards or Committees of the Corporation and Federal meet concurrently, each shares proportionately in the payment of the fees. In addition, members of the Finance Committee, the Executive Committee, the Organization & Compensation Committee, the Audit Committee, the Nominating Committee and the Pension & Profit Sharing Committee receive an annual stipend from the Corporation of $7,500. The Chairmen of the Audit Committee and of the Organization & Compensation Committee receive annual stipends from the Corporation of $15,000 for service on those Committees in lieu of the foregoing Committee stipends. As members of the International Advisory Board of The Chubb Corporation, Messrs. O'Hare and Scholey received meeting fees of $5,000 each in 1997. Directors who are officers of the Corporation receive meeting fees for attendance at Directors' meetings only and do not receive stipends or fees for Committee meetings.

     For the year 1997, Mr. O'Hare also received Directors' fees from certain subsidiaries of the Corporation totalling $2,000.

     Pursuant to the Deferred Compensation Plan for Non-Employee Directors adopted by the Corporation in 1987, Directors may elect to defer, until a date specified, receipt of all or a portion of their compensation. This plan provides that, in addition to a Cash Account upon which amounts deferred earn interest compounded quarterly, at the prime rate of Citibank, N.A. in effect on certain specified dates, amounts deferred may also be allocated to a Market Value Account, the value of which is based upon the market value of the Corporation's Common Stock from time to time, a Shareholder's Equity Account, the value of which is based upon the book value of the Corporation's Common Stock established on an annual basis, or a combination of such accounts. At its regular Board meeting in December 1995, the Board of Directors adopted guidelines suggesting that eligible Non-Employee Directors voluntarily defer 50% of all stipends into the Market Value Account starting in 1996. At March 9, 1998, deferred compensation accounts were maintained for 10 Directors, all of whom are currently deferring compensation pursuant to this plan. For 1997, Directors deferred $444,125 of compensation from the Corporation and its subsidiaries. At December 31, 1997, the aggregate account values reflecting Directors' deferrals and earnings on such deferrals were as follows: $3,503,762 for the Market Value Account, $688,465 for the Shareholder's Equity Account and $74,216 for the Cash Account.

DIRECTOR'S CHARITABLE AWARD PROGRAM

     Effective January 1, 1992, the Corporation established the Director's Charitable Award Program. Under the Program, which is administered by the Organization & Compensation Committee, each Non-Employee Director following his or her first election to the Board of Directors by Shareholders may recommend that the Corporation direct one or more charitable contributions totalling $500,000 to eligible tax exempt organizations. Generally, eligible Directors are paired, and contributions are made to the organizations selected by a Director upon the death of the second paired Director. At March 9, 1998, 12 eligible Directors were participating in the Program. The Program may be funded by the Corporation through, among other vehicles, the purchase of life insurance policies on the lives of the Directors. Individual Directors derive no financial benefit from this Program since all charitable deductions accrue solely to the Corporation. The Program may be terminated at any time by the Organization & Compensation Committee.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Chubb Corporation Stock Option Plan for Non-Employee Directors (1988) was adopted by the Board of Directors and approved by Shareholders in 1988 and was amended, extended and renamed The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992) by the Board of Directors and approved by Shareholders in 1992. Upon the recommendation of the Board of Directors, it was again extended, amended and approved by Shareholders in 1996 as The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996) (the "1996 Non-Employee Directors Plan"). The 1996 Non-Employee Directors Plan provides that an aggregate of 400,000 shares of Common Stock of the Corporation be available for issuance upon exercise of options granted thereunder. The 1996 Non-Employee Directors Plan shall terminate on the day following the 2001 Annual Meeting of Shareholders.

     The 1996 Non-Employee Directors Plan is administered by the Board of Directors. Only Eligible Directors, as defined, may receive options under the 1996 Non-Employee Directors Plan. There are currently 13 Eligible Directors. Following the election of Directors, as of the date of each Annual Meeting that occurs while the 1996 Non-Employee Directors Plan is in effect, each individual who is then an Eligible Director will be granted an option to purchase 4,000 shares of Common Stock of the Corporation. The purchase price per share of the Common Stock deliverable upon exercise of the option shall be 100% of the fair market value per share of Common Stock on the day the option is granted.

     Options granted under the 1996 Non-Employee Directors Plan are non-statutory options. The options shall be exercisable in whole or in part at all times after the date of grant. All outstanding options held by an optionee shall be automatically canceled upon termination of the optionee's service as an Eligible Director, except for terminations due to retirement and under certain other specified circumstances.

     In the case of certain mergers, consolidations or combinations of the Corporation with or into other corporations, or in the event of a Change of Control of the Corporation, as defined, the holder of each option then outstanding shall have, unless the Board of Directors determines otherwise, the right to receive on the date or effective date of such event a cash payment in an amount calculated as set forth in the Non-Employee Directors Plans.

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

I.  SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                 ANNUAL COMPENSATION                          COMPENSATION
                             ----------------------------                -----------------------
                                                                           AWARDS      PAYOUTS
                                                                         ----------   ----------
                                                                         SECURITIES
                                                            RESTRICTED   UNDERLYING                ALL OTHER
                                                              STOCK       OPTIONS/       LTIP       COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY(1)    BONUS(2)    AWARDS(3)     SARS(4)     PAYOUTS(5)   SATION(6)
---------------------------  ----  ---------    --------    ----------   ----------   ----------   ---------
Dean R. O'Hare...........    1997  $882,001    $1,542,400    $327,642      99,250      $673,920     $216,669
 Chairman and                1996   837,732     1,268,267     180,747     117,650       379,506      181,187
 Chief Executive Officer     1995   803,116     1,227,390           0      40,080       342,810      141,631
John J. Degnan...........    1997   312,693       615,254     204,608      33,000       240,697       77,569
 President                   1996   287,693       455,917      90,402      27,360       120,327       58,487
                             1995   260,001       456,482           0      13,600       111,443       44,092
David B. Kelso...........    1997   362,500       528,750     204,608      30,000             0       28,610
 Executive Vice President    1996   175,000       200,000      57,855      16,000             0            0
Robert P. Crawford, Jr....   1997   332,001       568,440           0      33,000       369,100       85,661
 Executive Vice President    1996   313,001       507,430     108,471      32,830       185,136       72,807
                             1995   295,001       568,321           0      18,520       124,313       57,316
Michael O'Reilly.........    1997   334,062       437,081     204,608      18,000       307,364       58,619
 Executive Vice President    1996   316,155       185,762           0      16,730       228,852       57,590
                             1995   293,432       195,113           0      14,600       182,863       51,799

---------------

(1) Includes directors fees for 1997, 1996 and 1995 of $12,000, $11,000 and $11,000 for Mr. O'Hare.

(2) Includes for Messrs. O'Hare, Degnan, Kelso and Crawford amounts paid for such years under the Annual Incentive Compensation Plan and under the Profit Sharing Plan (1987) and for Mr. O'Reilly amounts paid for 1997 under the Annual Incentive Compensation Plan, amounts paid for 1995 and 1996 under the annual segment of The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department Incentive Plan") and amounts paid for 1997, 1996 and 1995 under the Profit Sharing Plan (1987) and also includes for Messrs. O'Hare, Degnan and Crawford amounts paid for 1995 in settlement of equity share awards under the Long-Term Stock Incentive Plan and includes for 1995 for Mr. Degnan an award of unrestricted shares of Common Stock of the Corporation under the Long-Term Stock Incentive Plan. Payments in settlement of equity share awards were made in cash for 1995. All outstanding convertible debentures were called and converted to shares in 1996. If the executive terminates employment prior to five years after the issuance of a debenture, the converted shares are forfeited except for certain specified terminations. The converted shares are also non-transferable (except in the case of death) for a period of five years after the date of conversion.

(3) For 1997, represents the fair market value of performance based restricted stock awarded at 100% of fair market value as of the March 5, 1998 award date ($78.9688 per share) without diminution in value attributable to the restrictions on such stock under the Long-Term Stock Incentive Plan. The awards generally become vested three years after the date of grant, but may vest earlier upon death, disability, retirement or other termination with the consent of the Organization & Compensation Committee. Dividends declared on the common stock of the Corporation are paid on outstanding restricted stock awards. For the purposes of the Securities and Exchange Commission's compensation reporting rules, outstanding performance share awards are treated as equivalent to restricted stock units. The total number and value (based on a per share price at December 31, 1997 of $75.625) of performance shares outstanding for the three year periods ending December 1998 and 1999 are 27,400 ($2,072,125) for Mr. O'Hare, 11,225 ($848,891) for Mr. Degnan,
    11,425 ($864,016) for Mr. Kelso, 12,225 ($924,516) for Mr. Crawford and
    7,625 ($576,641) for Mr. O'Reilly. The total outstanding nonvested
    Restricted

    Stock award balances as of March 5, 1998 were 7,320 shares ($567,449) for Mr. O'Hare, 4,177 shares ($324,549) for Mr. Degnan, 3,606 shares ($281,367)
    for Mr. Kelso, 1,903 shares ($143,914) for Mr. Crawford and 2,591 shares ($204,608) for Mr. O'Reilly. Dollar values are based on a value per share of $75.625 on December 31, 1997 for awards outstanding on such date and $78.9688 per share on March 5, 1998 for awards granted on such date.

(4) Includes options granted in such years under the Long-Term Stock Incentive Plan.

(5) Includes payments made in settlement of performance share awards for Messrs. O'Hare, Degnan, Crawford and O'Reilly for the three year periods ended December 31, 1996 and 1997 and for the two year period ended December 31, 1995. Also includes for Mr. O'Reilly deferred payments under the long-term segment of the Investment Department Incentive Plan paid in 1995, 1996 and 1997 for performance periods ended December 31, 1991, 1992 and 1993, respectively.

(6) Includes allocations for 1997, 1996 and 1995 under the qualified Capital Accumulation Plan and the Capital Accumulation Excess Benefit Plan of $84,733, $73,069 and $53,885 for Mr. O'Hare, $30,508, $23,668 and $17,284
    for Mr. Degnan, $33,334, $29,720 and $22,364 for Mr. Crawford and $23,975,
    $23,046 and $20,150 for Mr. O'Reilly and allocations for 1997, 1996 and 1995 under the ESOP qualified plan and the ESOP excess plan of $131,936, $108,118 and $87,746 for Mr. O'Hare, $47,061, $34,819 and $26,808 for Mr. Degnan,
    $52,327, $43,087 and $34,952 for Mr. Crawford and $34,644, $34,544 and
    $31,649 for Mr. O'Reilly. Includes for Mr. Kelso allocations for 1997 under the qualified Capital Accumulation Plan and the Capital Accumulation Excess Benefit Plan of $7,442 and allocations for 1997 under the ESOP qualified plan and the ESOP excess plan of $21,168.

II.  OPTIONS/SAR GRANTS TABLE

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                                -------------------------------------------------------     POTENTIAL REALIZED
                                                 % OF                                              VALUE
                                                 TOTAL                                          AT ASSUMED
                                 NUMBER OF     OPTIONS/                                        ANNUAL RATES
                                SECURITIES       SARS                                         OF STOCK PRICE
                                UNDERLYING    GRANTED TO    EXERCISE                         APPRECIATION FOR
                                 OPTIONS/      EMPLOYEES     OR BASE                          OPTION TERM(3)
                                   SARS        IN FISCAL      PRICE                       -----------------------
             NAME               GRANTED(1)      YEAR(2)     PER SHARE   EXPIRATION DATE       5%          10%
             ----               ----------    ----------    ---------   ---------------   ----------      ---
Dean R. O'Hare................    99,250          3.8%      $60.75      March 5, 2007     $3,791,876   $9,609,375
                                   1,314          .05%       76.0625    June 3, 2002          27,613       61,018
John J. Degnan................    33,000          1.3%       60.75      March 5, 2007      1,260,775    3,195,057
David B. Kelso................    30,000          1.2%       60.75      March 5, 2007      1,146,159    2,904,597
Robert P. Crawford, Jr. ......    33,000          1.3%       60.75      March 5, 2007      1,260,775    3,195,057
                                     965          .04%       70.50      June 3, 2002          18,796       41,535
Michael O'Reilly..............    18,000          .69%       60.75      March 5, 2007        687,696    1,742,758

---------------

(1) The number of shares for each person represents a stock option granted under the Long-Term Stock Incentive Plan without a related stock appreciation right. The options that expire on March 5, 2007 are exercisable for 50% of the number of shares shown on March 6, 1998, and 100% on March 6, 1999. The exercise price for each stock option is not less than the fair market value of the Corporation's Common Stock on the date of grant. There is an option restoration feature with each option which provides that the optionee can receive a separate option grant when previously owned shares are exchanged in a stock-for-stock exercise if the market price on date of exercise is at least 25% higher than the exercise price. The restoration option will be a non-statutory option, the number of option shares will equal the number of exchanged shares used to exercise the original option, the exercise price will be the fair market value on the grant date of the restoration option, the term will be for the length of time remaining in the original option and the restoration option will be immediately exercisable. A restoration option grant for Mr. O'Hare in the amount of 1,314 shares was effective on December 31, 1997 and a restoration option grant for Mr. Crawford in the amount of 965 shares was effective on September 17, 1997.

(2) Based on total grants in 1997 of 2,599,460 shares.

(3) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of the Corporation's Common Stock.

III.  AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END
     OPTION/SAR VALUE TABLE

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                             NUMBER OF
                                                             SECURITIES
                                                             UNDERLYING       VALUE OF UNEXERCISED
                                                            UNEXERCISED           IN-THE-MONEY
                                                            OPTIONS/SARS          OPTIONS/SARS
                                                             AT FY-END            AT FY-END(1)
                                                            ------------          ------------
                           SHARES ACQUIRED     VALUE        EXERCISABLE/          EXERCISABLE/
          NAME               ON EXERCISE      REALIZED     UNEXERCISABLE          UNEXERCISABLE
          ----             ---------------    --------     -------------      --------------------
Dean R. O'Hare...........       5,768         $238,858     188,451/158,075    $6,259,587/$3,057,266
John J. Degnan...........      --                --          59,680/46,680        2,140,248/858,525
David B. Kelso...........      --                --           8,001/37,999          225,528/671,722
Robert P. Crawford,
  Jr. ...................       6,330          209,383       65,826/49,415        2,188,797/932,028
Michael O'Reilly.........       2,100           93,975       75,765/26,365        3,031,676/492,559

---------------
(1) Based on a value per share at December 31, 1997 of $75.625.

IV.  LONG-TERM INCENTIVE PLAN AWARDS TABLE

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                               PERFORMANCE OR     ESTIMATED FUTURE PAYOUTS
                                                 NUMBER OF      OTHER PERIOD     UNDER NON-STOCK PRICE-BASED
                                               SHARES, UNITS       UNTIL             PLANS (UNITS OR $)
                                                 OR OTHER      MATURATION OR    -----------------------------
                    NAME                         RIGHTS(1)         PAYOUT       THRESHOLD   TARGET    MAXIMUM
                    ----                       -------------   --------------   ---------   ------    -------
Dean R. O'Hare...............................      12,400         1997-99         6,200      12,400   18,600
John J. Degnan...............................       5,625         1997-99         2,812       5,625    8,437
David B. Kelso...............................       5,425         1997-99         2,712       5,425    8,137
Robert P. Crawford, Jr.......................       5,625         1997-99         2,812       5,625    8,437
Michael O'Reilly.............................       3,625         1997-99         1,812       3,625    5,437
                                                  $15,000(2)      1997-00            --     $15,000       --

---------------

(1) Includes performance share awards granted under the Corporation's Long-Term Stock Incentive Plan in 1997 with respect to the three year performance cycle ending December 31, 1999. The number of shares earned is dependent on the achievement of a specified earnings per share target established by the Organization & Compensation Committee for the three year period. Settlement of the awards may be in shares or cash or a combination of both at the discretion of the Organization & Compensation Committee.

(2) Includes for Mr. O'Reilly a deferred award granted in 1997 under the long-term segment of the Investment Department Incentive Plan. This award is based on investment results for the five year period ended December 31, 1996 and is scheduled to be paid in the year 2000.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Organization & Compensation Committee Report on pages 13 through 17 shall not be incorporated by reference into any such filings.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                     AMONG THE CORPORATION'S COMMON STOCK,
        THE STANDARD & POOR'S 500 STOCK INDEX AND THE STANDARD & POOR'S
                          PROPERTY AND CASUALTY INDEX

FIVE YEAR COMPARISON

        Chubb Corp.     S&P 500(R)     S&P(R) Property-Casualty
                                            Insurance Index
1992        100           100                     100
1993         89           110                      96
1994         91           112                     103
1995        116           153                     140
1996        132           189                     170
1997        188           252                     247

TEN YEAR COMPARISON

        Chubb Corp.     S&P 500(R)     S&P(R) Property-Casualty
                                            Insurance Index
1987       100            100                    100
1988       108            117                    103
1989       182            154                    151
1990       213            149                    147
1991       310            194                    184
1992       385            209                    216
1993       327            230                    212
1994       333            233                    223
1995       426            321                    301
1996       483            384                    366
1997       692            526                    533

---------------
 * Assumes, for the five and ten year graphs, that the investment in the Corporation's Common Stock and each index was $100 on December 31, 1992 and December 31, 1987, respectively, and that all dividends were reinvested.

** Because of its May 23, 1997 sale of Chubb Life Insurance Company of America, the Corporation no longer includes the Standard & Poor's Multi-line Insurance Index in the performance graph.

     Making the same comparison of cumulative total return for the past one year period ended December 31, 1997, an investment of $100 in the Corporation's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Property and Casualty Index would have yielded the following: Chubb, $143; S&P 500 Index, $133; and S&P Property and Casualty Index, $145.

                  ORGANIZATION & COMPENSATION COMMITTEE REPORT

EXECUTIVE OFFICER COMPENSATION POLICIES

     The Corporation's executive compensation program is designed to align Shareholder interests with business strategy, company values and management initiatives. It is based on the following four principles: (i) to link the interests of management with those of Shareholders by making a substantial portion of executive compensation depend upon the Corporation's financial performance and by encouraging stock ownership in the Corporation, (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are among the most competitive in the industry, (iii) to reward individual results by recognizing performance through salary, annual cash incentive and long-term incentives and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

     A position evaluation program establishes pay levels among all positions reflecting the importance and value of similar positions to the Corporation. A position's pay level determines a range of values within which the executive's compensation is administered.

     Executive officers' compensation includes: annual cash compensation (consisting of base salary and annual incentive awards paid in cash) and long-term incentive awards, as well as additional features which are available to most other employees of the Corporation and its subsidiaries, including profit sharing plans, pension plans, a stock purchase plan and an employee stock ownership plan, all of which allocate payments generally based on an individual's level of annual cash compensation.

     It is the general policy of the Corporation that executive officer compensation qualify for tax deductibility pursuant to the regulations under
Section 162(m) of the Internal Revenue Code. Under these regulations, which became effective January 1, 1994, in order to qualify for tax deductibility, payment of compensation in excess of $1 million to the chief executive officer and the four other highest paid executive officers must be made in accordance with performance criteria disclosed to and approved by Shareholders and pursuant to pre-established arrangements which, among other things, limit the exercise of discretion to increase the awards beyond the limits initially set. The Committee believes that mathematical formulas cannot always anticipate and fairly address every situation which may arise. For this reason, the Committee has historically retained the authority to adjust compensation awarded in light of extraordinary, unusual or non-recurring events. The Committee continues to believe that this reservation of authority, and its exercise under appropriate circumstances, operates in the best interests of the Corporation and its Shareholders even though in exercising such authority, compensation might not be deductible.

     The cornerstone of the Corporation's compensation program is to pay for performance. Other than base salary, all major elements of the Corporation's executive compensation programs vary directly with both corporate and individual performance. As part of that, the Committee sets difficult performance targets for executives. The Committee also sets total compensation targets for executives to be superior to industry peers, contingent upon superior performance. Executives have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executives.

     In 1997, the Committee requested a nationally recognized executive compensation consultant to provide a comprehensive annual update of the executive officer compensation strategy and competitive position. This review resulted in affirmation by the Committee that the executive compensation program and strategy are appropriate and working as intended to pay for performance. The Committee firmly endorsed the concept that for competitive analysis and financial comparison the Corporation's peer group is first and foremost the industry comparison group referenced in the discussion on Annual Cash Compensation below. A second peer group of 21 companies in the insurance, financial services and banking industries, referenced in the discussion on Long-Term Incentive Awards below, is also used to more broadly measure the competitive position of the compensation potentially available to executive officers of the Corporation.

ANNUAL CASH COMPENSATION

     Amounts paid as base salary, including merit salary increases, are determined by the executive's performance, placement in the salary range established for the executive's position and the salaries offered in the industry for comparable positions. Outside independent consultants are periodically used to gather and analyze industry comparisons of salary data to ensure that the salary ranges used in the compensation program are competitive for comparable positions. The Committee monitors and approves changes in base salary for senior executive officers (including the executive officers named in the Summary Compensation Table). Promotional salary increases reflect the executive's movement from one pay level to another and are granted when earned.

     The Committee sets and approves the formulas which establish the amounts available for annual incentive awards. For 1997, incentive awards paid to most executive officers were determined under the Annual Incentive Compensation Plan
(1996). This plan's formula measures the Corporation's performance, including combined loss and expense ratio ("combined ratio"), net income and operating income return on equity against the results of an industry comparison group. Net income under this formula is the Corporation's investment income arising from the property and casualty insurance business and underwriting profit or loss from that business. Each year the Committee approves goals for the combined ratio and net income based on the outlook for business conditions that year. After the close of business each year, the formula takes into account how well the Corporation performed against its own goals and how well it performed against an industry comparison group's average combined ratio and operating income return on equity. Included in this industry comparison group are three out of the seven companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index used in the Performance Graphs on page 13 as well as five other insurance companies against which the Corporation has over time compared itself.

     The annual incentive pool actually paid is determined by weighing the combined ratio result as well as the net income and operating income return on equity results to generate a total award pool under the Plan. A percent is applied to the target dollar award pool for each job grade to develop a final cash award pool. The pool can range from 0% to 200% of the target dollar award for all participants covered by the Plan.

     Amounts actually paid for annual incentive awards to executives are based on the executive's individual performance and salary grade midpoint. Where applicable, individual performance is judged on the following considerations: profit, growth, expense control, productivity, leadership, staff development, diversity management, performance/compensation management, innovation, collaboration and internal/external customer service. Awards are approved by the Committee based upon recommendations by management after year end. Over the past several years, annual cash compensation has been administered to slow the growth in base salaries and place a greater proportion of the executive's annual cash compensation at risk through the variable amounts available for an annual incentive award.

     Other annual cash incentive plans in which certain executive officers participate include the Bellemead Development Corporation Incentive Compensation Plan (the "Bellemead Incentive Plan"), The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department Incentive Plan"), The Profit Sharing Plan (1987) and The Bellemead Profit Sharing Plan. The Bellemead Incentive Plan is based on a formula which measures the achievement of actual net income against planned net income. The Investment Department Incentive Plan provides both annual and long-term cash awards which are competitive with those provided by similar financial institutions, including property and casualty insurance companies and banks. Such awards are granted to the Corporation's investment professionals and are based on results measured against market indices which represent standards of investment performance regularly used by investment analysts to compare and analyze the performance of investment professionals responsible for managing a particular asset class. The Profit Sharing Plan (1987) provides employees of the Corporation and its participating subsidiaries with cash awards on a sliding scale of 0% to 4% of a participant's eligible compensation based on a schedule relating to the consolidated return on premiums earned by the property and casualty insurance subsidiaries of the Corporation. The Bellemead Profit

Sharing Plan provides for cash awards on a sliding scale of 0% to 3% of a participant's annual compensation depending upon the relationship of planned to actual net income for the year.

LONG-TERM INCENTIVE AWARDS

     Long-term incentive awards are made under the Long-Term Stock Incentive Plan. The Long-Term Stock Incentive Plan, which is administered by the Committee, is an omnibus plan and provides stock based awards to eligible employees which include most levels of management as well as the Corporation's executive officers. The Plan was designed in consultation with a nationally recognized executive compensation consulting firm and periodically the Committee obtains the advice of such consulting firms with regard to the ongoing administration of the Plan. Awards granted to executive officers include stock options, performance share awards and restricted stock awards.

     Stock option awards are based on guidelines that provide for larger awards commensurate with position levels that reflect competitive grant practices within a broad peer group of companies in the insurance, financial services and banking industries. Included in the peer group are five of the seven companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index, and eight additional insurance companies against which the Corporation has over time compared itself. The peer group also contains one insurance brokerage and seven financial services and banking companies, reflecting the fact that the Corporation also operates generally within the broader financial services industry.

     Performance share awards are generally granted annually and are earned based on earnings per share targets or other selected corporate financial goals for three year performance periods. As with options, the number of performance shares granted is based on position level and the executive's most recent level of performance. Payment values are dependent on the Corporation's stock price at the end of the performance period, thus linking executives' interests directly with Shareholders, as well as the achievement of selected corporate financial goals. In 1997, a performance goal was established for the three year performance period ending in 1999 reflecting a cumulative operating earnings per share target for such period. In connection with the previously announced sales activities involving Bellemead Development Corporation, the Committee determined that it would be appropriate to adjust the calculation of operating income for the three year performance period ended December 31, 1997 so that the intended benefit of such awards, as initially proposed, was preserved.

     The Committee in 1997 established an overall pool and, for selected senior executives, individual maximum awards for performance based restricted stock awards. The overall pool established for the performance cycle ending December 31, 1999 was set not to exceed 15% of the number of performance shares deemed earned for the performance share cycle concluding on such date. Allocations for selected senior executives were based on their potential performance and long range contributions to the Corporation.

     Regular restricted stock awards are generally granted as an alternative to performance shares to a limited number of executive officers in positions requiring specialized skills and knowledge that do not entail the broad management responsibilities most appropriately tied to performance share grants and performance based restricted stock grants.

CEO COMPENSATION

     Mr. O'Hare is a participant in all of the aforementioned components of the compensation program except regular restricted stock awards. The value of his compensation from each component of the program is a direct reflection of both his individual performance and the Corporation's performance as described below.

     Mr. O'Hare's salary was reviewed in March 1998 under the Corporation's normal merit guidelines. Based upon the Committee's judgment that his performance was excellent during the 15 month review period, Mr. O'Hare received an increase of 6.3%. The principal performance criteria considered by the Committee were the Corporation's strong performance in key financial measures such as growth in earnings per share, net income, operating income, return on equity and revenue against established targets. Also considered were Mr. O'Hare's achievements in 1997 of the sale of its subsidiary, Chubb Life Insurance Company of America, and the sale of substantially all the commercial real estate assets of Bellemead Development Corporation, in addition to his initiation of a major expense reduction program. Additional criteria considered were global expansion, industry leadership, corporate citizenship and succession planning.

     Mr. O'Hare's annual cash incentive award for 1997 was $1,500,000 which represents an increase of 20% from the incentive award paid for 1996. The Corporation achieved a combined loss and expense ratio of 96.9%, which outperformed the combined ratio average of 103.0% for the industry comparison group referred to above under the discussion concerning Annual Cash Compensation. In addition, the Corporation achieved 107.8% of its net income (as defined) goal and recorded an operating earnings return on equity of 12.6%, which surpassed the industry comparison group's average of 11.0%. The Committee determined that Mr. O'Hare's leadership skills and financial management talent contributed substantially to these results and reflected this in the incentive award paid to him. Mr. O'Hare, as did all other eligible employees, received a payment of two percent (2%) of eligible compensation for the 1997 plan year pursuant to the terms of the Profit Sharing Plan (1987).

     In March 1997, Mr. O'Hare was granted 12,400 performance shares for the three year performance period ending December 1999 and was granted stock options for 99,250 shares. The Committee recognized that the Corporation achieved excellent results in 1996 as measured by, among other things, the principal performance criteria described above. The Committee decided to award grants that were very competitive within the peer group described under the general discussion concerning Long-Term Incentive Awards.

     With respect to performance shares granted in June 1995 for the three year performance period which ended December 1997, the cumulative earnings per share, as adjusted, during this performance period were slightly above the target established by the Committee in 1995. On this basis, Mr. O'Hare earned performance shares having a value of $673,920, compared with the performance share award payment made last year of $379,506.

     On March 5, 1998, Mr. O'Hare was awarded 4,149 shares of performance based restricted stock for 1997 results. The shares had a fair market value on the award date of $327,642 (without regard to any diminution in value attributable to the restrictions on the shares). This compares with his performance based restricted stock award for 1996 of $180,747. The Committee believes that the percentage of the performance based restricted stock pool awarded to Mr. O'Hare reflects his contribution to the Corporation's results and directly relates to the financial interests of Shareholders, management and employees.

     The foregoing report has been furnished by the following members of the Board of Directors of the Corporation who, along with Robert V. Lindsay who retired from the Board of Directors on December 31, 1997, comprised the Organization & Compensation Committee:

  Lawrence M. Small (Chairman)     G. G. Michelson
  David H. Hoag                    Warren B. Rudman
                                   Richard D. Wood

                                PENSION PROGRAM

     Eligible employees of the Corporation and certain of its subsidiaries participate in The Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (the "Pension Plan"). As in effect during 1997, the Pension Plan provides to each such employee annual retirement income beginning at age 65 equal to the product of (x) the total number of years of participation in the Pension Plan (but not more than 35 years) and (y) the difference between
(i) 1 3/4% of average compensation for the five years in the last ten years of participation prior to retirement during which the employee was most highly paid ("final average earnings") and (ii) an amount related to the employee's primary Social Security benefit.

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), impose maximum limitations on the annual amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations. The Board of Directors adopted, effective as of January 1, 1976, an unfunded benefit equalization plan of the type permitted by ERISA which will provide annual payments to persons who are participants under the Pension Plan and their beneficiaries. Such payments will be equal to the difference between (a) the benefits which would be payable to such persons under the Pension Plan, without taking into consideration the limitations imposed by ERISA and the Code, and (b) the maximum annual benefits to which such persons are entitled under the Pension Plan by reason of such limitations.

     The table which follows shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications under the Pension Plan and the unfunded benefit equalization plan (referred to collectively as the "Pension Program"). The retirement benefits shown are based upon retirement at the age of 65 and computed on the basis of straight life annuity benefits. Such benefits, as shown in the following table, are subject to an offset of an amount related to the primary Social Security benefits in an amount approved by the Internal Revenue Service in effect at the time of retirement.

             ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE AT AGE 65
                          STRAIGHT LIFE ANNUITY BASIS
                        TO AN EMPLOYEE RETIRING IN 1998

  FINAL
 AVERAGE                                           YEARS OF CREDITED SERVICE
 EARNINGS                     --------------------------------------------------------------------
 --------                        15            20             25              30        35 OR MORE
$  100,000 .................  $ 26,250      $ 35,000      $   43,750      $   52,500    $  61,250
   200,000 .................    52,500        70,000          87,500         105,000      122,500
   300,000 .................    78,750       105,000         131,250         157,500      183,750
   400,000 .................   105,000       140,000         175,000         210,000      245,000
   500,000 .................   131,250       175,000         218,750         262,500      306,250
   600,000 .................   157,500       210,000         262,500         315,000      367,500
   700,000 .................   183,750       245,000         306,250         367,500      428,750
   800,000 .................   210,000       280,000         350,000         420,000      490,000
   900,000 .................   236,250       315,000         393,750         472,500      551,250
 1,000,000 .................   262,500       350,000         437,500         525,000      612,500
 1,100,000 .................   288,750       385,000         481,250         577,500      673,750
 1,300,000 .................   341,250       455,000         568,750         682,500      796,250
 1,500,000 .................   393,750       525,000         656,250         787,500      918,750
 1,600,000 .................   420,000       560,000         700,000         840,000      980,000
 1,700,000 .................   446,250       595,000         743,750         892,500    1,041,250
 1,800,000 .................   472,500       630,000         787,500         945,000    1,102,500
 1,900,000 .................   498,750       665,000         831,250         997,500    1,162,750
 2,000,000 .................   525,000       700,000         875,000       1,050,000    1,225,000
 2,100,000 .................   551,250       735,000         918,750       1,102,500    1,286,250
 2,200,000 .................   577,500       770,000         962,500       1,155,000    1,347,500
 2,300,000 .................   603,750       805,000       1,006,250       1,207,500    1,408,750
 2,400,000 .................   630,000       840,000       1,050,000       1,260,000    1,470,000
 2,500,000 .................   656,250       875,000       1,093,750       1,312,500    1,531,250
 2,600,000 .................   682,500       910,000       1,137,500       1,365,000    1,592,500
 2,700,000 .................   708,750       945,000       1,181,250       1,417,500    1,653,750
 2,800,000 .................   735,000       980,000       1,225,000       1,470,000    1,715,000

     Remuneration covered by the Pension Program includes salary (including salary contributed to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates), overtime and awards under The Chubb Corporation Annual Incentive Compensation Plans, the Bellemead Incentive Plan, the Investment Department Incentive Plan and the Profit Sharing Plan
(1987) in the year paid rather than the year earned and, effective January 1, 1992, includes awards under the Bellemead Profit Sharing Plan.

     With respect to the individuals named in the Summary Compensation Table on page 10, Messrs. Crawford, Degnan, Kelso, O'Hare and O'Reilly have, for the purposes of the Pension Program, 36 1/2, 6, 1/2, 33 1/2 and 27 years of credited service, respectively, and their 1997 remuneration for purposes of the Pension Program was $839,431, $768,610, $187,500, $2,138,268, and $609,824,
respectively. In connection with his retirement, Mr. Crawford received a lump sum payment of his benefit under the Benefit Equalization Plan.

EXECUTIVE SEVERANCE AGREEMENTS

     Pursuant to a recommendation by the Organization & Compensation Committee and authorization by the Board of Directors, the Corporation has in force severance agreements with five executive officers of the Corporation. Each agreement becomes operative only upon a "Change in Control" that occurs when the officer is in the employ of the Corporation. Under the agreements, a "Change in Control" occurs if (a) following a tender or exchange offer for voting securities of the Corporation, a proxy contest for election of the directors, or a merger or consolidation or sale of all or substantially all of its business or assets, its directors immediately prior to such event cease to constitute a majority of the Board of Directors when such event occurs or within one year thereafter or (b) any person or group acquires 25% or more of the outstanding voting securities of the Corporation without prior approval by a majority of the Directors then in office. Such agreements have an initial term of two years and are automatically extended for successive two year periods unless the Corporation gives one year's prior notice that it is terminating an agreement at the end of the then current two year period.

     If a change in control occurs and the officer's employment with the Corporation terminates within two years thereafter (other than by reason of death, disability, retirement at normal retirement age, discharge for cause, or voluntary termination by the officer except for Good Reason), the officer becomes entitled to the severance benefits described below. Termination for "Good Reason" means termination because of, among other things, the involuntary assignment of such officer to duties inconsistent with the officer's position prior to such change in control; reduction of the officer's base salary or bonus; the Corporation acting with adverse effect upon the officer's benefits under any benefit plans in which the officer is participating at the time of such change in control; or a determination made by the officer in good faith that as a result of such change in control the officer cannot discharge the officer's duties effectively.

     Upon such termination, the officer's severance benefits shall equal a multiple of the sum of (i) one year's salary at the annual rate in effect at the time of the change in control and (ii) the average of the officer's annual awards under the Corporation's and Bellemead's incentive compensation plans for the three years preceding such change in control. The multiple is four in the case of Mr. O'Hare and two in the case of the other officers. Also, the Corporation must maintain in force the insurance and disability benefits available to the officer immediately prior to the change in control, or their equivalents, for two years after such termination or until the earlier commencement of new, full-time employment by the officer. The officer is not required to mitigate the amount of any payments by seeking other employment. The Corporation must pay all legal fees and expenses incurred by the officer as a result of such termination, including any incurred in seeking to enforce the severance agreement.

     As of March 9, 1998, payments to the officers with whom the Corporation has severance agreements would have been as follows: Mr. John J. Degnan, $1,612,667; Mr. David B. Kelso, $1,505,000; Mr. Donn H. Norton, $1,058,667; Mr. Dean R. O'Hare, $8,700,000 and Mr. Michael O'Reilly, $1,557,000. The Corporation does not believe that payment of these amounts would have a material adverse effect on the financial or operating condition of the Corporation. The Long-Term Stock Incentive Plans provide for the accelerated payment or vesting of awards granted under such plans in the event of a Change in Control of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Organization & Compensation Committee is composed of Messrs. Small (Chairman), Hoag, Rudman and Wood and Mrs. Michelson, a Director not standing for re-election. Robert V. Lindsay, a Director who retired effective December 31, 1997, was a member of the Committee prior to his retirement. No current or former officers or employees of the Corporation or any of its subsidiaries serves on the Organization & Compensation Committee. No executive officer of the Corporation has served on the compensation committee of another corporation except Mr. O'Hare who serves on the Organization and Compensation Committee of the Fluor Corporation.

     Mr. Lawrence M. Small is President and Chief Operating Officer of Fannie Mae. The Corporation and its subsidiaries purchase, in the ordinary course of business, debt securities guaranteed by Fannie Mae.

     The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

TRANSACTIONS WITH DIRECTORS AND THEIR ASSOCIATES

     Mr. Percy Chubb, III retired as an officer of the Corporation and from employment on February 1, 1997. Mr. Chubb continues as a consultant to the Corporation for which he is paid $100,000 per annum in quarterly installments on the last day of each calendar quarter.

     Mr. Joel J. Cohen is a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which firm provides securities brokerage services to the Corporation and its subsidiaries. In addition, certain subsidiaries of the Corporation participate as limited partners in an investment partnership of which DLJ Merchant Banking Inc. is the managing general partner.

     Mr. Lawrence M. Small is affiliated with an organization that guarantees debt securities purchased by the Corporation and its subsidiaries during 1997. See "Compensation Committee Interlocks and Insider Participation."

     Sir David G. Scholey, CBE is Senior Advisor, SBC Warburg Dillion Read. A division of Swiss Bank Corporation, SBC Warburg Dillon Read, an investment banking firm, through its affiliate companies, during 1997 provided certain securities transaction services to the Corporation and its subsidiaries.

     Ambassador Raymond G. H. Seitz is a Vice Chairman of Lehman Bros. International (Europe), which firm provides securities transaction services to the Corporation and its subsidiaries.

     The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

     In 1997, various subsidiaries of the Corporation had transactions in the ordinary course of their business with certain Directors and officers of the Corporation and their associates in connection with policies of insurance issued to them by such subsidiaries. All employees of the Corporation and certain of its subsidiaries are offered the opportunity to obtain property and casualty personal insurance from various subsidiaries of the Corporation at a price representing a maximum discount of 10% from the regular price.

TRANSACTIONS WITH CERTAIN SHAREHOLDERS

     The Corporation has relationships with insurance companies which are subsidiaries of Royal & Sun Alliance, an insurance holding company organized under the laws of England (collectively, the "Sun Group"). As reported, the Sun Group as of March 9, 1998 was the beneficial owner of approximately 5.4% of the Corporation's Common Stock, acquired solely for the purpose of investment.

     The Corporation's property and casualty insurance subsidiaries reinsured a portion of their United States insurance business on a quota share basis with one of the Sun Group companies. Pursuant to the contract which governed this relationship, this Sun Group company paid a profit commission to the Corporation's property and casualty insurance subsidiaries determined by the prior year's results of that business. In 1997, the payment amounted to $4,856,000.

     A wholly-owned subsidiary of the Corporation assumed reinsurance on a quota share basis from members of the Sun Group with respect to certain of the Sun Group's property and casualty insurance business. Members of the Sun Group received profit commissions determined by the results of that business. In 1997, a commission payment of approximately $564,000 was made.

     Effective January 1, 1997, the agreements pertaining to the exchange of reinsurance between the Corporation's property and casualty insurance subsidiaries and members of the Sun Group were terminated. In 1997, the Corporation's property and casualty insurance subsidiaries received approximately $330,000,000 as the net result of the portfolio transfers of unearned premiums and loss and expense reserves as of January 1, 1997 related to the termination of the agreements. Due to the lag in the reporting of the reinsurance assumed from members of the Sun Group, assumed premiums earned from this business amounted to $94,898,000 in 1997.

     Pursuant to an agreement effective January 1, 1992, Chubb & Son Inc. provides staff for several of the Sun Group companies on a cost reimbursement basis. The amount of the cost reimbursement for 1997 under this agreement was approximately $160,000.

     In the regular course of their international business, the Corporation's property and casualty insurance subsidiaries may and do assume and cede reinsurance to and from members of the Sun Group, as they do with other insurers on similar terms and conditions.

     The Corporation believes that such transactions are all on terms as favorable to the Corporation as those available from unrelated third parties.

                            APPROVAL OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee, recommends for approval by the Shareholders the selection of Ernst & Young LLP ("Ernst & Young") as the independent auditors of the Corporation for the year 1998. Ernst & Young has acted as such auditors for the Corporation for many years.

     In addition to its principal service of auditing the financial statements of the Corporation and its subsidiaries, Ernst & Young provided certain non-audit services for the Corporation and its subsidiaries during 1997, and such services were reviewed by the Audit Committee. In reviewing such services, the Audit Committee determined that the nature of the services and the estimated fees to be charged would have no adverse effect on the independence of the auditors.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

           VOTING, SOLICITATION OF PROXIES AND SHAREHOLDER PROPOSALS

     The Proxy, if returned properly executed and not subsequently revoked by written notice delivered to the Secretary of the Corporation, will be voted in accordance with the choice made by the Shareholder with respect to the proposals listed thereon. If a choice is not made with respect to such proposals and authority to vote for Directors is not withheld, the Proxy will be voted in favor of such proposals and will be voted for the election of Directors as described under "Election of Directors" above.

     Under New Jersey law and the Corporation's By-Laws, each share of Common Stock outstanding on the record date is entitled to one vote at the Annual Meeting of Shareholders, and the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes constitutes a quorum. Votes are tabulated by the Corporation's transfer agent using the transfer agent's automated system. Under New Jersey law, Directors are elected by a plurality of the votes cast at the meeting. Approval of the selection of independent auditors requires the affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the Annual Meeting. Proxies submitted with abstentions and broker non-votes are included in determining whether or not a quorum is present. Votes withheld for the election of Directors have no impact on the election of Directors, except that votes withheld may result in another individual receiving a higher number of votes. Abstentions will not be counted in tabulating the votes with respect to the approval of selection of independent auditors. Broker non-votes will not be counted in tabulating the votes with respect to the proposals presented to Shareholders.

     The Board of Directors is aware of no matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the Shareholders arise, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment.

     The cost of this solicitation of proxies is being borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may use the services of one or more Directors, officers or other regular employees of the Corporation (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such persons and the Corporation will reimburse them for reasonable expenses actually incurred by them in so doing. In addition, the Corporation has retained Georgeson & Company Inc., New York, New York, to aid in the solicitation of proxies by mail, in person and by telephone for a fee which is estimated not to exceed $12,500 plus out-of-pocket expenses.

     Proposals by Shareholders intended to be presented at the 1999 Annual Meeting must be received by the Corporation no later than November 17, 1998 in order to be qualified for inclusion in the Corporation's Proxy Statement and form of proxy for such meeting.

                      By order of the Board of Directors,

                                          HENRY G. GULICK
                                             Vice President and Secretary

March 17, 1998

PROXY


                           THE CHUBB CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
              THE CORPORATION FOR ANNUAL MEETING APRIL 28, 1998

The undersigned shareholder of THE CHUBB CORPORATION (the "Corporation") acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement each dated March 17, 1998 and the undersigned revokes all prior proxies and appoints DEAN R. O'HARE, HENRY G. GULICK and PHILIP J. SEMPIER, and each of them, proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey at 11:00 a.m. on April 28, 1998 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

     Election of Directors, Nominees:

     John C. Beck, Sheila P. Burke, James I. Cash, Jr., Percy Chubb, III, Joel J. Cohen, James M. Cornelius, David H. Hoag, Thomas C. MacAvoy, Dean R. O'Hare, Warren B. Rudman, Sir David G. Scholey, CBE,
     Raymond G. H. Seitz, Lawrence M. Small, Richard D. Wood and James M. Zimmerman.

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                SEE REVERSE SIDE

--------------------------------------------------------------------------------
                          /\ FOLD AND DETACH HERE /\



/ X / PLEASE MARK YOUR VOTES AS THIS EXAMPLE                       1816

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS OF THE CHUBB CORPORATION RECOMMENDS A VOTE FOR:
--------------------------------------------------------------------------------

1.  Election of Directors (see reverse)

             FOR          WITHHELD

             / /             / /

For, except vote withheld from the following nominee(s):

----------------------------------------------------------------------------

2. Approval of Ernst & Young LLP as the independent auditors of the Corporation.

             FOR          AGAINST          ABSTAIN

             / /            / /              / /




SIGNATURE(S)                                                 DATE
            ------------------------------------------------     --------------

NOTE: Please sign name exactly as printed hereon. Joint owners should each sign. When signing as attorney, administrator, executor, guardian or trustee, please give title as such.